CERTIFICATE OF INCORPORATION

OF

NEW AFRICA PETROLEUM, CORP

A STOCK CORPORATION

FIRST:The name of the corporation is New Africa Petroleum, Corp. (the “corporation”)

SECOND:The address of the registered of the corporation is:

Harvard Business Services, Inc.

         16192 Coastal Highway

         Lewes, Delaware 19958 (County of Sussex)

THIRD:The purpose for which this Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:The Corporation is to have perpetual existence.

FIFTH:The name and mailing address of the Incorporator are as follows:

Name: Franklin Ogele, Esq.

Mailing Address: One Gateway Center, Suite 2600

Newark, New Jersey 07102

SIXTHThe Principal Office Mailing Address of the Corporation is as follows:

c/o Franklin Ogele, Esq

One Gateway Center, Suite 2600

Newark, New Jersey 07102

SEVENTH:The total number of shares of stock which the Corporation shall have authority to issue is 100,000,000 shares of Common Stock having a par value of $0.001 per share.

EIGHT:Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all shareholders’ meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

NINETH: The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.  The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following: A.  The number of shares constituting that series and the distinctive designation of that series; B.  The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on share of that series; C.  Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; D.  Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; E.  Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; F.  Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; G.  The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and H.  Any other relative rights, preferences and limitations of that series.

TENTH:The Board of Directors shall have the power to adopt, amend or repeal the By-Laws of the Corporation.

ELEVENTH:No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by the applicable law, (i) for breach of director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or violation of law; (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction for which the director received or derived an improper personal benefit. If the DGCL hereafter is amended to authorize the elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Article 11 shall apply to have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

TWELFTH:The Corporation shall indemnify to the fullest extent permitted under Section 145 of the DGCL, as amended from time to time, each person that such section grants the Corporation the power to indemnify.

IN WITNESS, WHEREOF, I, the undersigned, for purpose of forming the said corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hands, this March 2, 2020.

/s/ Franklin Ogele

Franklin Ogele

Designated Incorporator